CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 25, 2016, relating to the financial statements and financial highlights which appears in the December 31, 2015 Annual Report to Shareholders and Directors of Northwestern Mutual Series Funds, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Service Providers”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

100 E Wisconsin Ave, Suite 1800

Milwaukee, WI 53202

4/28/2016